AGREEMENT AND PLAN OF MERGER

by and between

RADIAN GROUP INC.

and

MGIC INVESTMENT CORPORATION

_________________

DATED AS OF FEBRUARY 6, 2007

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Radian Common Stock	2
1.5	MGIC Capital Stock	3
1.6	Options; Performance Shares; Restricted Stock; Phantom Stock	3
1.7	Articles of Incorporation of MGIC	4
1.8	Bylaws of MGIC	5
1.9	Tax Consequences	5
1.10	Headquarters of Surviving Corporation; Name	5

ARTICLE II

EXCHANGE OF SHARES

2.1	MGIC to Make Shares Available	5
2.2	Exchange of Shares	5

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RADIAN

3.1	Corporate Organization	7
3.2	Capitalization	8
3.3	Authority; No Violation	9
3.4	Consents and Approvals	10
3.5	Reports	10
3.6	Financial Statements	11
3.7	Broker’s Fees	12
3.8	Absence of Certain Changes or Events	12
3.9	Legal Proceedings	13
3.10	Taxes and Tax Returns	13
3.11	Employees	14
3.12	SEC Reports	16
3.13	Compliance with Applicable Law	16
3.14	Certain Contracts	17
3.15	Agreements with Regulatory Agencies	18
3.16	Interest Rate Risk Management Instruments	18
3.17	Environmental Liability	18
3.18	Investment Securities and Commodities	19

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3.19	Property	19
3.20	Intellectual Property	19
3.21	Rating Agencies	20
3.22	State Takeover Laws	20
3.23	Reorganization	20
3.24	Opinion	20
3.25	Radian Information	20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MGIC

4.1	Corporate Organization	21
4.2	Capitalization	21
4.3	Authority, No Violation	22
4.4	Consents and Approvals	23
4.5	Reports	23
4.6	Financial Statements	23
4.7	Broker’s Fees	25
4.8	Absence of Certain Changes or Events	25
4.9	Legal Proceedings	26
4.10	Taxes and Tax Returns	26
4.11	Employees	27
4.12	SEC Reports	28
4.13	Compliance with Applicable Law	29
4.14	Certain Contracts	29
4.15	Agreements with Regulatory Agencies	30
4.16	Interest Rate Risk Management Instruments	31
4.17	Environmental Liability	31
4.18	Investment Securities and Commodities	31
4.19	Property	31
4.20	Intellectual Property	32
4.21	Rating Agencies	32
4.22	State Takeover Laws; MGIC Rights Agreement	32
4.23	Reorganization	33
4.24	Opinion	33
4.25	MGIC Information	33

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	33
5.2	Forbearances	33

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	36
6.2	Access to Information	37
6.3	Stockholders’ Approvals	37
6.4	Legal Conditions to Merger	38
6.5	Stock Exchange Listing	38
6.6	Employee Benefit Plans	38
6.7	Indemnification; Directors’ and Officers’ Insurance	40
6.8	Additional Agreements	41
6.9	Advice of Changes	41
6.10	Dividends	41
6.11	Executive Officers; Succession	42
6.12	Post-Merger Board of Directors and Committees	42
6.13	Acquisition Proposals	44
6.14	Exemption from Liability Under Section 16(b)	46
6.15	Agreement of Affiliates	47

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	47
7.2	Conditions to Obligations of MGIC	48
7.3	Conditions to Obligations of Radian	48

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	49
8.2	Effect of Termination	51
8.3	Amendment	52
8.4	Extension; Waiver	53

ARTICLE IX

GENERAL PROVISIONS

9.1	Closing	53
9.2	Nonsurvival of Representations, Warranties and Agreements	53
9.3	Expenses	53
9.4	Notices	54
9.5	Interpretation	55
9.6	Counterparts	55

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9.7	Entire Agreement	55
9.8	Governing Law	55
9.9	Publicity	55
9.10	Assignment; Third Party Beneficiaries	55
9.11	Specific Performance	56

Exhibit A – Amendments to MGIC Bylaws

Exhibit B – Form of Affiliate Letter

-iv-

INDEX OF DEFINED TERMS

Page No.
2010 Annual Meeting	42
Acquisition Agreement	52
Acquisition Proposal	46
Acting Party	45
Agreement	1
Alternative Transaction	46
Articles of Merger	2
Bylaw Amendment	5
CERCLA	18
Certificate	2
Chairman Succession Date	42
Change in Recommendation	45
Closing	54
Closing Date	54
Code	1
Confidentiality Agreement	38
Delaware Secretary	2
DGCL	1
Effective Time	2
Equalization Date	43
ERISA	14
Exchange Act	12
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	2
Existing Policy	41
GAAP	8
Governmental Entity	10
HSR Act	10
Intellectual Property	20
IRS	13
Joint Proxy Statement	10
Liens	9
Material Adverse Effect	8
Merger	1
Merger Consideration	1
MGIC	1
MGIC Articles	4
MGIC Benefit Plans	27
MGIC Capital Stock	3
MGIC Common Stock	2
MGIC Contract	30
MGIC Director	44

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MGIC Disclosure Schedule	21
MGIC ERISA Affiliate	27
MGIC Indemnified Parties	40
MGIC Leased Properties	32
MGIC Meeting	38
MGIC Owned Properties	32
MGIC Preferred Stock	3
MGIC Real Property	32
MGIC Regulatory Agreement	30
MGIC Reinsurance Contract	30
MGIC Reports	28
MGIC Rights	22
MGIC Rights Agreement	2
MGIC Stock Plans	22
MGIC Stockholder Rights	2
New Benefit Plans	39
New Plans	39
Non-Subsidiary Affiliate	9
NYSE	6
Performance Share	3
Permitted Encumbrances	19
Phantom Share	4
Pre-Termination Takeover Proposal Event	52
Regulatory Agencies	10
Requisite Regulatory Approvals	48
Radian	1
Radian Benefit Plans	14
Radian Capital Stock	8
Radian Certificate	8
Radian Common Stock	2
Radian Contract	17
Radian Director	44
Radian Disclosure Schedule	7
Radian Equity Awards	4
Radian ERISA Affiliate	14
Radian ESPP	9
Radian Indemnified Parties	40
Radian Insiders	47
Radian Leased Properties	19
Radian Meeting	38
Radian Owned Properties	19
Radian Preferred Stock	8
Radian Real Property	19
Radian Regulatory Agreement	18
Radian Reinsurance Contract	17
Radian Reports	16

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Radian Rights	9
Radian Stock Plans	3
Runoff Policy	41
S-4	10
Sarbanes-Oxley Act	12
SEC	10
Section 16 Information	47
Securities Act	16
SRO	10
State and Foreign Approvals	10
State Regulator	10
Subsidiary	8
Surviving Corporation	1
Takeover Statutes	20
Tax	14
Tax Return	14
WBCL	1
Wisconsin Department	2

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AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2007 (this “Agreement”), by and between Radian Group Inc., a Delaware corporation (“Radian”), and MGIC Investment Corporation, a Wisconsin corporation (“MGIC”).

W I T N E S S E T H:

        WHEREAS, the Boards of Directors of Radian and MGIC have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which Radian will, subject to the terms and conditions set forth herein, merge with and into MGIC (the “Merger”), so that MGIC is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Wisconsin Business Corporation Law (the “WBCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Radian shall merge with and into MGIC. MGIC shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Wisconsin. Upon consummation of the Merger, the separate corporate existence of Radian shall terminate.

        (b)     The parties may at any time change the method of effecting the combination of Radian and MGIC (including by providing for the merger of a wholly owned subsidiary of MGIC with and into Radian, the merger of a wholly owned subsidiary of Radian with and into MGIC or the merger of MGIC with and into Radian) if and to the extent that Radian and MGIC deem such change to be desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Radian as provided for in this Agreement (the “Merger Consideration”), except for appropriate adjustments in the event of a merger described in the preceding parenthetical (which shall in no event result in a change in the relative interests in the Surviving Corporation of the parties’ respective holders of capital stock from the relative interests contemplated by this Agreement as currently structured) (ii) adversely affect the tax treatment of Radian’s stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

        1.2    Effective Time. The Merger shall become effective as set forth in the articles of merger and the certificate of merger (collectively, the “Articles of Merger”) to be filed with the Department of Financial Institutions of the State of Wisconsin (the “Wisconsin Department”) and the Secretary of State of the State of Delaware (the “Delaware Secretary”), respectively, on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

        1.3    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and Section 180.1106 of the WBCL.

        1.4    Conversion of Radian Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of MGIC, Radian or the holder of any of the following securities:

        (a)     Subject to Section 2.2(e), each share of the common stock, par value $0.001 per share, of Radian issued and outstanding immediately prior to the Effective Time (the “Radian Common Stock”), except for shares of Radian Common Stock owned by Radian as treasury stock or owned, directly or indirectly, by Radian or MGIC or any of their respective wholly-owned subsidiaries, shall be converted into the right to receive 0.9658 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of MGIC (together with the number of common share purchase rights (the “MGIC Stockholder Rights”) attached thereto pursuant to that certain Rights Agreement, dated as of July 22, 1999, as amended and as may be further amended, supplemented, restated or replaced from time to time, between MGIC and Wells Fargo Bank, N.A., as Rights Agent (the “MGIC Rights Agreement”), (the “MGIC Common Stock”).

        (b)     All of the shares of Radian Common Stock converted into the right to receive MGIC Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each a “Certificate”) previously representing any such shares of Radian Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of MGIC Common Stock and (ii) cash in lieu of fractional shares into which the shares of Radian Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Radian Common Stock shall be exchanged for certificates representing whole shares of MGIC Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of MGIC Common Stock or Radian Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

        (c)     Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Radian Common Stock that are owned, directly or indirectly, by Radian or MGIC or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist and no stock of MGIC or other consideration shall be delivered in exchange therefor.

1.5    MGIC Capital Stock. At and after the Effective Time, each share of MGIC Common Stock and each share of preferred stock, par value $1.00 per share, of MGIC (“MGIC Preferred Stock,” and together with the MGIC Common Stock, the “MGIC Capital Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

1.6    Options; Performance Shares; Restricted Stock; Phantom Stock. (a) At the Effective Time, each option granted by Radian to purchase shares of Radian Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Radian Common Stock and shall (x) except as otherwise provided in this Agreement, vest and (y) be converted automatically into an option to purchase shares of MGIC Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Radian Group Inc. Equity Compensation Plan and the other equity and equity-based compensation plans listed in Section 3.11(a) of the Radian Disclosure Schedule (the “Radian Stock Plans”), and the agreements evidencing grants thereunder (taking into account any accelerated vesting of such options in accordance with the terms thereof)):

(i) The number of shares of MGIC Common Stock to be subject to the new option shall be equal to the product of the number of shares of Radian Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of MGIC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and

(ii) The exercise price per share of MGIC Common Stock under the new option shall be equal to the exercise price per share of Radian Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

        (b)    At the Effective Time, except as otherwise provided in this Agreement, (i) the performance goals applicable to each performance share granted by Radian based on shares of Radian Common Stock which is outstanding immediately prior thereto (a “Performance Share”) shall be deemed to have been satisfied as of the Effective Time at one hundred percent (100%) of the target level, and (ii) the Performance Shares shall be converted automatically into Performance Shares with respect to a number of shares of MGIC Common Stock (and otherwise subject to the terms of the Radian Stock Plans, and the agreements evidencing grants thereunder (taking into account any accelerated vesting of such Performance Shares in accordance with the terms thereof)) equal to the product of (A) the number of shares of Radian Common Stock subject to the original Performance Shares and, except as otherwise provided in this Agreement, that would be issuable as a result of the target level performance goals being met and (B) the Exchange Ratio, provided that any fractional shares of MGIC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share. Upon such conversion, the award agreements covering Performance Shares shall terminate.

        (c)    At the Effective Time, each restricted share of Radian Common Stock which is outstanding immediately prior thereto shall (i) except as otherwise provided in this Agreement, vest in full and no longer be subject to restriction and (ii) be treated in the manner contemplated by Section 1.4.

        (d)     At the Effective Time, each phantom share or deferred stock unit granted by Radian based on shares of Radian Common Stock which is outstanding immediately prior thereto (a “Phantom Share”) shall (i) except as otherwise provided in this Agreement, vest and (ii) be converted automatically into Phantom Shares with respect to a number of shares of MGIC Common Stock (and otherwise subject to the terms of the Radian Stock Plans, and the agreements evidencing grants thereunder (taking into account any accelerated vesting of such Phantom Shares in accordance with the terms thereof)) equal to the product of the number of shares of Radian Common Stock subject to the original Phantom Shares and the Exchange Ratio, provided that any fractional shares of MGIC Common Stock resulting from such multiplication shall be rounded down to the nearest whole share.

        (e)    Radian shall take any and all actions with respect to Radian’s Employee Stock Purchase Plan (the “Radian ESPP”) as are necessary to provide that (i) the Radian ESPP shall terminate, effective as of immediately before the Effective Time; (ii) if the purchase period in effect as of the date of this Agreement terminates prior to the Effective Time, the Radian ESPP shall be suspended and no new purchase period will be commenced under the Radian ESPP prior to the termination of this Agreement; (iii) if the purchase period in effect as of the date of this Agreement will not terminate prior to the Effective Time, then the end of the purchase period will be accelerated to a date occurring prior to the Effective Time; and (iv) no new purchase periods will begin after the date of this Agreement.

        (f)     MGIC shall take all action reasonably necessary or appropriate to have available for issuance or transfer a sufficient number of shares of MGIC Common Stock for delivery upon conversion, settlement and/or exercise of the foregoing awards (“Radian Equity Awards”). Promptly after the Effective Time (and in no event more than two business days thereafter), MGIC shall prepare and file with the SEC a registration statement on Form S-8 (or other appropriate form) registering a number of shares of MGIC Common Stock necessary to fulfill MGIC’s obligations under this Section 1.6.

        1.7    Articles of Incorporation of MGIC. At the Effective Time, the Articles of Incorporation of MGIC (“MGIC Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the MGIC Articles shall be amended, effective as of the Effective Time, to change the name of the Surviving Corporation as contemplated by Section 1.10(ii)(A) below.

        1.8    Bylaws of MGIC. At the Effective Time, the Amended and Restated Bylaws of MGIC, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that MGIC shall cause the Bylaws of MGIC to be amended as provided in Schedule A (the “Bylaw Amendment”) effective as of the Effective Time.

        1.9    Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

        1.10    Headquarters of Surviving Corporation; Name. From and after the Effective Time, (i) the location of the headquarters and principal executive offices of (A) the Surviving Corporation shall be Milwaukee, Wisconsin, (B) the mortgage insurance line of business shall be Milwaukee, Wisconsin and (C) the financial guaranty line of business shall be New York, New York, provided that various functions of the Surviving Corporation may be based in Philadelphia, Pennsylvania as the parties may mutually agree from time to time, and (ii) the name (A) of the Surviving Corporation shall be “MGIC Radian Financial Group Inc.,” (B) used in the operation of the mortgage insurance line of business shall be “Mortgage Guaranty Insurance Corporation” and (C) used in the operation of the financial guaranty line of business shall be “Radian Asset Assurance.” No change to the foregoing clauses (i)(A), (i)(B), or (ii)(A) shall be effected absent the affirmative vote, taken following the Effective Time, of at least seventy-five percent (75%) of the entire Board of Directors of the Surviving Corporation.

ARTICLE II

EXCHANGE OF SHARES

        2.1    MGIC to Make Shares Available. At or prior to the Effective Time, MGIC shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to each of Radian and MGIC (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of MGIC Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of MGIC Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Radian Common Stock.

        2.2    Exchange of Shares. (a) As soon as practicable after the Effective Time, and in no event later than five business days thereafter, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of MGIC Common Stock and any cash in lieu of fractional shares into which the shares of Radian Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of MGIC Common Stock to which such holder of Radian Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.

        (b)     No dividends or other distributions declared with respect to MGIC Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MGIC Common Stock represented by such Certificate.

        (c)     If any certificate representing shares of MGIC Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of MGIC Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

        (d)     After the Effective Time, there shall be no transfers on the stock transfer books of Radian of the shares of Radian Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of MGIC Common Stock as provided in this Article II.

        (e)     Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of MGIC Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to MGIC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of MGIC. In lieu of the issuance of any such fractional share, MGIC shall pay to each former stockholder of Radian who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of MGIC Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) as reported by The Wall Street Journal for the five full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of MGIC Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

        (f)     Any portion of the Exchange Fund that remains unclaimed by the stockholders of Radian for 12 months after the Effective Time shall be paid to MGIC. Any former stockholders of Radian who have not theretofore complied with this Article II shall thereafter look only to MGIC for payment of the shares of MGIC Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the MGIC Common Stock deliverable in respect of each former share of Radian Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of MGIC, Radian, the Exchange Agent or any other person shall be liable to any former holder of shares of Radian Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (g)     MGIC shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Radian Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by MGIC or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to holder of Radian Common Stock in respect of which the deduction and withholding was made by the MGIC or the Exchange Agent, as the case may be.

        (h)     In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by MGIC, the posting by such person of a bond in such amount as MGIC may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of MGIC Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RADIAN

        Except as disclosed in the disclosure schedule delivered by Radian to MGIC concurrently herewith (the “Radian Disclosure Schedule”), Radian hereby represents and warrants to MGIC as follows:

        3.1    Corporate Organization. (a) Radian is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Radian has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radian. As used in this Agreement, the term “Material Adverse Effect” means, with respect to MGIC, Radian or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include effects resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”), (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting mortgage insurance companies generally, except to the extent that any such changes have a materially disproportionate adverse effect on such party, or (D) public disclosure of the transactions contemplated hereby or actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Amended and Restated Certificate of Incorporation of Radian (the “Radian Certificate”) and the Bylaws of Radian, as in effect as of the date of this Agreement, have previously been made available by Radian to MGIC.

        (b)     Each Radian Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Radian and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        3.2    Capitalization. (a) The authorized capital stock of Radian consists of (i) 200,000,000 shares of Radian Common Stock, of which, as of February 5, 2007, 79,507,270 shares were issued and outstanding and 18,123,474 shares were held in treasury, and (ii) 20,000,000 shares of preferred stock, par value $0.001 per share (the “Radian Preferred Stock” and together with the Radian Common Stock, the “Radian Capital Stock”), of which no shares are issued or outstanding. All of the issued and outstanding shares of Radian Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except pursuant to the terms of options, Phantom Shares and Performance Shares issued (or to be issued in accordance with Section 5.2(b)) pursuant to the Radian Stock Plans, Radian does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Radian Capital Stock or any other equity securities of Radian or any securities representing the right to purchase or otherwise receive any shares of Radian Capital Stock (collectively, the “Radian Rights”). As of February 5, 2007, no shares of Radian Capital Stock were reserved for issuance, except for 278,944 shares of Radian Common Stock reserved for issuance in connection with the Radian ESPP and 6,330,807 shares of Radian Common Stock reserved for issuance upon the exercise of stock options pursuant to the Radian Stock Plans and the settlement of Performance Shares and Phantom Shares. Since February 5, 2007, Radian has not issued any shares of Radian Capital Stock or any Radian Rights, other than as permitted by Section 5.2(b) in the case of grants made following the date of this Agreement and pursuant to the exercise of employee stock options granted prior to such date. Radian has previously provided MGIC with a list of the aggregate number of options outstanding under the Radian Stock Plans as of February 5, 2007 and the weighted average exercise price for such options.

        (b)     Radian owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Radian Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Radian Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the Radian Disclosure Schedule sets forth a list of the material investments of Radian in corporations, joint ventures, partnerships, limited liability companies and other entities other than its Subsidiaries (each a “Non-Subsidiary Affiliate”).

        3.3    Authority; No Violation. (a) Radian has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Radian. The Board of Directors of Radian has directed that this Agreement and the transactions contemplated hereby be submitted to Radian’s stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Radian Common Stock, no other corporate proceedings on the part of Radian are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Radian and (assuming due authorization, execution and delivery by MGIC) constitutes a valid and binding obligation of Radian, enforceable against Radian in accordance with its terms.

        (b)     Neither the execution and delivery of this Agreement by Radian nor the consummation by Radian of the transactions contemplated hereby, nor compliance by Radian with any of the terms or provisions hereof, will (i) violate any provision of the Radian Certificate or Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Radian, any of its Subsidiaries or its Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Radian, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Radian, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Radian.

        3.4    Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the state insurance authorities the approval of which is required for the consummation of this Agreement, and approval of such applications and notices, (ii) the filing of any required applications or notices with any state or foreign agencies and approval of such applications and notices (the “State and Foreign Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Radian’s and MGIC’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the Wisconsin Department pursuant to the WBCL and the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act, of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of MGIC Capital Stock pursuant to this Agreement, and (vii) the approval of this Agreement by the requisite vote of the stockholders of Radian, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Radian of this Agreement and (B) the consummation by Radian of the Merger and the other transactions contemplated hereby.

        3.5    Reports. Radian and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with (i) any state regulatory authority (each a “State Regulator”), (ii) the SEC, (iii) any foreign regulatory authority and (iv) any self-regulatory agency (an “SRO”) ((i) – (iv), collectively “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Radian. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Radian and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Radian, investigation into the business or operations of Radian or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Radian or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations policies or procedures of Radian since January 1, 2005, which, in the reasonable judgment of Radian, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian.

        3.6    Financial Statements. (a) The financial statements of Radian and its Subsidiaries included (or incorporated by reference) in the Radian Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Radian and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Radian and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Radian and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Deloitte & Touche LLP has not resigned or been dismissed as independent public accountants of Radian as a result of or in connection with any disagreements with Radian on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (b)     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian, neither Radian nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Radian included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 that are reflected in the financial statements included in Radian’s Current Report on Form 8-K filed on January 24, 2007, or incurred in the ordinary course of business consistent with past practice since December 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.

        (c)     The records, systems, controls, data and information of Radian and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Radian or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on Radian. Radian (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Radian, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Radian by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Radian’s outside auditors and the audit committee of Radian’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Radian’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Radian’s internal controls over financial reporting. These disclosures were made in writing by management to Radian’s auditors and audit committee and a copy has previously been made available to MGIC. There is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), without qualification, when next due.

        (d)     Since December 31, 2005, (i) neither Radian nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Radian or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Radian or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Radian or any of its Subsidiaries, whether or not employed by Radian or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Radian or any of its officers, directors, employees or agents to the Board of Directors of Radian or any committee thereof or to any director or officer of Radian.

        3.7    Broker’s Fees. With the exception of the engagement of Lehman Brothers Inc., neither Radian nor any Radian Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Radian has provided MGIC with a correct and complete copy of any engagement letter or other contract between Radian and Lehman Brothers Inc. relating to the Merger and the other transactions contemplated hereunder.

        3.8    Absence of Certain Changes or Events. (a) Except as publicly disclosed in Radian Reports filed prior to the date of this Agreement, since December 31, 2005, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian.

        (b)     Except as publicly disclosed in Radian Reports filed prior to the date of this Agreement, since December 31, 2005, Radian and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

        (c)     Since December 31, 2005 or, in the case of clause (iv) of this Section 3.8(c) only, September 30, 2006, neither Radian nor any of its Subsidiaries has (i) except for normal increases made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2005 and 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants (A) made prior to the date of this Agreement in the ordinary course of business consistent with past practice under the Radian Stock Plans and (B) in the case of grants made following the date of this Agreement, as permitted by Section 5.2(b)(iii) or (iv), (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (iv) repurchased any shares of Radian Capital Stock.

        3.9    Legal Proceedings. (a) Except as would not reasonably be expected to result in a Material Adverse Effect on Radian, neither Radian nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Radian’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Radian or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

        (b)     There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Radian, any of its Subsidiaries or the assets of Radian or any of its Subsidiaries that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian or the Surviving Corporation.

        3.10    Taxes and Tax Returns. (a) Each of Radian and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Radian’s most recent consolidated financial statements. Each of Radian and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Radian nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of Radian and its Subsidiaries for all years to and including 2002 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon Radian or any of its Subsidiaries for which Radian does not have reserves that are adequate under GAAP on Radian’s most recent consolidated financial statements. Radian has made available to MGIC true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither Radian nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Radian and its Subsidiaries). Neither Radian nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Radian) or (B) has any liability for the Taxes of any person (other than Radian or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither Radian nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Radian nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has Radian been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (b)     As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

        (c)     As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

        3.11    Employees. (a) The Radian Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (the “Radian Benefit Plans”) that is maintained, or contributed to, by Radian, any of its Subsidiaries or any trade or business of Radian or any of its Subsidiaries, whether or not incorporated (a “Radian ERISA Affiliate”), all of which together with Radian would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

        (b)     Radian has heretofore made available to MGIC true and complete copies of each of the Radian Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such Radian Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such Radian Benefit Plan.

        (c)     (i) Each of the Radian Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Radian Benefit Plans intended to be “qualified” within the meaning of Section 401 (a) of the Code has received a favorable determination letter, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such Radian Benefit Plan, (iii) with respect to each Radian Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Radian Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Radian Benefit Plan’s actuary with respect to such Radian Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Radian Benefit Plan allocable to such accrued benefits, (iv) no Radian Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Radian or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Radian or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Radian, its Subsidiaries or any Radian ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Radian, its Subsidiaries or any Radian ERISA Affiliate of incurring a material liability thereunder, (vi) no Radian Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by Radian or its Subsidiaries as of the Effective Time with respect to each Radian Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of Radian, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which Radian, its Subsidiaries or any Radian Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of Radian there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Radian Benefit Plans or any trusts related thereto that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian. None of Radian nor its Subsidiaries nor any ERISA Affiliates has incurred any liability to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA as a result of a complete or partial withdrawal from such “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

        (d)     There are no pending or, to Radian’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Radian or any of its Subsidiaries, or any strikes or other material labor disputes against Radian or any of its Subsidiaries. Neither Radian nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Radian or its Subsidiaries and, to the knowledge of Radian, there are no organizing efforts by any union or other group seeking to represent any employees of Radian or any of its Subsidiaries.

        (e)     None of the execution and delivery of this Agreement, the approval of this Agreement by Radian’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Radian or any of its affiliates from Radian, MGIC or any of their respective affiliates under any Radian Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Radian Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        (f)     Neither Radian nor any of its ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require Radian or any of its ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

        3.12    SEC Reports. Radian has previously made available to MGIC an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by Radian with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Radian Reports”) and prior to the date hereof and (b) communication mailed by Radian to its stockholders since January 1, 2002 and prior to the date hereof, and no such Radian Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2002, as of their respective dates, all Radian Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        3.13    Compliance with Applicable Law. Radian and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radian. Radian and each of its Subsidiaries have complied with and are not in default under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Radian or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Radian. Without limitation, during the five years prior to the date hereof, none of Radian, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of Radian or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Radian or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Radian or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of Radian or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Radian or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Radian or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Radian or any of its Subsidiaries.

        3.14    Certain Contracts. (a) Neither Radian nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MGIC, Radian, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Radian Reports, (iv) which materially restricts the conduct of any line of business by Radian or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vii) any Radian Reinsurance Contract (as defined in Section 3.14(b)), other than captive mortgage reinsurance contracts, where the amount of risk ceded as of December 31, 2006 exceeds $250 million. Radian has previously made available to MGIC true and correct copies of all employment and deferred compensation agreements which are in writing and to which Radian or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Radian Disclosure Schedule, is referred to herein as a “Radian Contract,”and neither Radian nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian.

        (b)     (i) Each Radian Contract and each material ceded reinsurance or retrocessional treaty, contract, agreement or arrangement to which Radian or any of its Subsidiaries is a party (each a “Radian Reinsurance Contract”) is valid and binding on Radian or any of its Subsidiaries, as applicable, and in full force and effect, (ii) Radian and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Radian Contract and each Radian Reinsurance Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Radian, (iii) to Radian’s knowledge each third-party counterparty to each Radian Contract and each Radian Reinsurance Contract has in all material respects performed all obligations required to be performed by it to date under such Radian Contract or Radian Reinsurance Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Radian, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Radian or any of its Subsidiaries under any such Radian Contract or Radian Reinsurance Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Radian.

        3.15    Agreements with Regulatory Agencies. Neither Radian nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2002, a recipient of any supervisory letter from, or since January 1, 2002, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Radian Disclosure Schedule, a “Radian Regulatory Agreement”), nor has Radian or any of its Subsidiaries been advised since January 1, 2002, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Radian Regulatory Agreement.

        3.16    Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Radian, any of its Subsidiaries or for the account of a customer of Radian or one of its Subsidiaries, were entered into in the ordinary course of business and, to Radian’s knowledge, in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Radian or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Radian and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to Radian’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        3.17    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Radian of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or threatened against Radian, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian. To the knowledge of Radian, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian. Radian is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Radian.

        3.18    Investment Securities and Commodities. (a) Each of Radian and each of its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Radian or its Subsidiaries. Such securities and commodities are valued on the books of Radian in accordance with GAAP in all material respects.

        (b)     Radian and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Radian believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, Radian has made available to MGIC the material terms of such policies, practices and procedures.

        3.19    Property. Radian or a Radian Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Radian Reports as being owned by Radian or a Radian Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Radian Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Radian Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Radian Leased Properties” and, collectively with the Radian Owned Properties, the “Radian Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Radian’s knowledge, the lessor.

        3.20    Intellectual Property. Radian and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Radian: (i) the use of any Intellectual Property by Radian and its Subsidiaries does not, to the knowledge of Radian, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Radian or any Radian Subsidiary acquired the right to use any Intellectual Property; (ii) no person is challenging, infringing on or otherwise violating any right of Radian or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Radian or its Subsidiaries; and (iii) neither Radian nor any Radian Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by Radian or any Radian Subsidiary and no Intellectual Property owned and/or licensed by Radian or any Radian Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

        3.21    Rating Agencies. Since January 1, 2004, to the knowledge of Radian, as of the date hereof, no rating agency has imposed material conditions (financial or otherwise) on retaining any currently held rating assigned to Radian and/or its Subsidiaries or indicated in writing to Radian or any of its Subsidiaries that it is considering the downgrade or modification of any rating assigned to Radian and/or its Subsidiaries. As of the date hereof, Radian and its Subsidiaries have received the respective ratings set forth in Section 3.21 of the Radian Disclosure Schedule from the rating agencies listed thereon. Except as set forth in such Section of the Radian Disclosure Schedule, as of the date hereof, to the knowledge of Radian, neither Radian nor any of its Subsidiaries has received written notice from any rating agency that such rating agency intends to change Radian’s or any of its Subsidiaries’ current rating.

        3.22    State Takeover Laws. The Board of Directors of Radian has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Section 203of the DGCL and, to the knowledge of Radian, any similar “moratorium,” “control share,” “fair price,”“takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

        3.23    Reorganization. Radian is not, as of the date of this Agreement, aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

        3.24    Opinion. Prior to the execution of this Agreement, Radian has received an opinion from Lehman Brothers Inc. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair to the stockholders of Radian from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.25    Radian Information. The information relating to Radian and its Subsidiaries which is provided by Radian or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to MGIC or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MGIC

        Except as disclosed in the disclosure schedule delivered by MGIC to Radian concurrently herewith (the “MGIC Disclosure Schedule”), MGIC represents and warrants to Radian as follows:

        4.1    Corporate Organization. (a) MGIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. MGIC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MGIC. True and complete copies of the MGIC Articles and Bylaws of MGIC, as in effect as of the date of this Agreement, have previously been made available by MGIC to Radian.

        (b)     Each MGIC Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on MGIC, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        4.2    Capitalization. (a) The authorized capital stock of MGIC consists of 350,000,000 shares of MGIC Common Stock, of which, as of January 31, 2007, 83,011,343 shares were issued and outstanding and 40,033,383 were held in treasury, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued or outstanding. All of the issued and outstanding shares of MGIC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for this Agreement, the MGIC Rights Agreement or pursuant to the terms of options issued (or to be issued in accordance with Section 5.2(b)) pursuant to the MGIC Stock Plans, MGIC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of MGIC Capital Stock or any other equity securities of MGIC or any securities representing the right to purchase or otherwise receive any shares of MGIC Capital Stock (collectively, “MGIC Rights”). As of January 31, 2007, no shares of MGIC Common Stock or MGIC Preferred Stock were reserved for issuance, except for (i) 2,651,360 shares reserved for issuance upon exercise of options and settlement of restricted stock units issued pursuant to employee and director stock plans of MGIC in effect as of the date of this Agreement (the “MGIC Stock Plans”), and (ii) shares reserved for issuance pursuant to the MGIC Rights Agreement. Since January 31, 2007, MGIC has not issued any shares of MGIC Capital Stock or any MGIC Rights, other than as permitted by Section 5.2(b) in the case of grants made following the date of this Agreement and pursuant to the exercise of employee stock options granted prior to such date. MGIC has previously provided Radian with a list of the aggregate number of options outstanding under the MGIC Stock Plans as of January 31, 2007 and the weighted average exercise price for such options.

        (b)     MGIC owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MGIC Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No MGIC Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the MGIC Disclosure Schedule sets forth a list of the material investments of MGIC in Non-Subsidiary Affiliates.

        4.3    Authority; No Violation. (a) MGIC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MGIC. The Board of Directors of MGIC has directed that this Agreement and the transactions contemplated hereby be submitted to MGIC’s stockholders for approval at a meeting of such stockholders and, except for the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MGIC Common Stock, no other corporate proceedings on the part of MGIC are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MGIC and (assuming due authorization, execution and delivery by Radian) constitutes a valid and binding obligation of MGIC, enforceable against MGIC in accordance with its terms.

        (b)     Neither the execution and delivery of this Agreement by MGIC, nor the consummation by MGIC of the transactions contemplated hereby, nor compliance by MGIC with any of the terms or provisions hereof, will (i) violate any provision of the MGIC Articles or Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MGIC, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MGIC, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MGIC, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on MGIC.

        4.4    Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the state insurance authorities the approval of which is required for the consummation of this Agreement, and approval of such applications and notices, (ii) the State and Foreign Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the filing and declaration of effectiveness of the S-4, (iv) the filing of the Articles of Merger with the Wisconsin Department pursuant to the WBCL and the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filings required by the HSR Act, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of MGIC Capital Stock pursuant to this Agreement, and (vii) the approval of this Agreement by the requisite vote of the stockholders of MGIC, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by MGIC of this Agreement and (B) the consummation by MGIC of the Merger and the other transactions contemplated hereby.

        4.5    Reports. MGIC and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2002 with the Regulatory Agencies, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGIC. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of MGIC and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MGIC, investigation into the business or operations of MGIC or any of its Subsidiaries since January 1, 2002, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MGIC or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MGIC since January 1, 2005, which, in the reasonable judgment of MGIC, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC.

        4.6    Financial Statements. (a) The financial statements of MGIC and its Subsidiaries included (or incorporated by reference) in the MGIC SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MGIC and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MGIC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of MGIC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountants of MGIC as a result of or in connection with any disagreements with MGIC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

        (b)     Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC, neither MGIC nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MGIC included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2006 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2006 that are reflected in the financial statements included in MGIC’s Current Report on Form 8-K filed on January 18, 2007, or incurred in the ordinary course of business consistent with past practice since December 31, 2006 or in connection with this Agreement and the transactions contemplated hereby.

        (c)     The records, systems, controls, data and information of MGIC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MGIC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MGIC. MGIC (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to MGIC, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of MGIC by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MGIC’s outside auditors and the audit committee of MGIC’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MGIC’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MGIC’s internal controls over financial reporting. These disclosures were made in writing by management to MGIC’s auditors and audit committee and a copy has previously been made available to Radian. There is no reason to believe that its outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

        (d)     Since December 31, 2005, (i) neither MGIC nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MGIC or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MGIC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MGIC or any of its Subsidiaries, whether or not employed by MGIC or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MGIC or any of its officers, directors, employees or agents to the Board of Directors of MGIC or any committee thereof or to any director or officer of MGIC.

        4.7    Broker’s Fees. With the exception of the engagement of Goldman Sachs, Inc., neither MGIC nor any MGIC Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. MGIC has provided Radian with a correct and complete copy of any engagement letter or other contract between MGIC and Goldman Sachs, Inc. relating to the Merger and the other transactions contemplated hereunder.

        4.8    Absence of Certain Changes or Events. (a) Except as publicly disclosed in Radian Reports filed prior to the date of this Agreement, since December 31, 2005, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC.

        (b)     Except as publicly disclosed in MGIC Reports filed prior to the date of this Agreement, since December 31, 2005, MGIC and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

        (c)     Since December 31, 2005 or, in the case of clause (iv) of this Section 4.8(c) only, September 30, 2006, neither MGIC nor any of its Subsidiaries has (i) except for normal increases made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus other than the customary year-end bonuses for fiscal 2005 and 2006 in amounts consistent with past practice, (ii) granted any stock appreciation or similar rights or granted any rights to acquire any shares of its capital stock, or issued any shares of its capital stock, to any executive officer, director or employee other than grants (A) made prior to the date of this Agreement in the ordinary course of business consistent with past practice under the MGIC Stock Plans and except (B) in the case of grants made following the date of this Agreement, as permitted by Section 5.2(b)(iii) or (iv), (iii) suffered any strike, work stoppage, slow-down, or other labor disturbance, or (iv) repurchased any shares of MGIC Capital Stock.

        4.9    Legal Proceedings. (a) Except as would not reasonably be expected to result in a Material Adverse Effect on MGIC, neither MGIC nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of MGIC’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MGIC or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.

        (b)     There is no injunction, order, judgment, decree, or regulatory restriction imposed upon MGIC, any of its Subsidiaries or the assets of MGIC or any of its Subsidiaries that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC or the Surviving Corporation.

        4.10    Taxes and Tax Returns. Each of MGIC and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns required to be filed by it (all such Tax Returns being accurate and complete in all material respects), has timely paid all Taxes shown thereon as arising and has duly and timely paid all material Taxes that are due and payable or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on MGIC’s most recent consolidated financial statements. Each of MGIC and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither MGIC nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect. The federal income Tax Returns of MGIC and its Subsidiaries for all years to and including 1999 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. There are no material disputes, audits, examinations or proceedings pending, or claims asserted, for Taxes or assessments upon MGIC or any of its Subsidiaries for which MGIC does not have reserves that are adequate under GAAP on MGIC’s most recent consolidated financial statements. MGIC has made available to Radian true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years. Neither MGIC nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MGIC and its Subsidiaries). Neither MGIC nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MGIC) or (B) has any liability for the Taxes of any person (other than MGIC or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise. Neither MGIC nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither MGIC nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). At no time during the past five years has MGIC been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        4.11    Employees. (a) The MGIC Disclosure Schedule sets forth a true and complete list of each material employee or director benefit or compensation plan, arrangement or agreement and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement (the “MGIC Benefit Plans”) that is maintained, or contributed to, by MGIC, any of its Subsidiaries or any trade or business of MGIC or any of its Subsidiaries, whether or not incorporated (a “MGIC ERISA Affiliate”), all of which together with MGIC would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

        (b)     MGIC has heretofore made available to Radian true and complete copies of each of the MGIC Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such MGIC Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such MGIC Benefit Plan.

        (c)     (i) Each of the MGIC Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the MGIC Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such MGIC Benefit Plan, (iii) with respect to each MGIC Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such MGIC Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such MGIC Benefit Plan’s actuary with respect to such MGIC Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such MGIC Benefit Plan allocable to such accrued benefits, (iv) no MGIC Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of MGIC or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of MGIC or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by MGIC, its Subsidiaries or any MGIC ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to MGIC, its Subsidiaries or any MGIC ERISA Affiliate of incurring a material liability thereunder, (vi) no MGIC Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by MGIC or its Subsidiaries as of the Effective Time with respect to each MGIC Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of MGIC, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which MGIC, its Subsidiaries or any MGIC Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the knowledge of MGIC there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the MGIC Benefit Plans or any trusts related thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC. None of MGIC nor its Subsidiaries nor any ERISA Affiliates has incurred any liability to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA as a result of a complete or partial withdrawal from such “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full.

        (d)     There are no pending or, to MGIC’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MGIC or any of its Subsidiaries, or any strikes or other material labor disputes against MGIC or any of its Subsidiaries. Neither MGIC nor its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MGIC or its Subsidiaries and, to the knowledge of MGIC, there are no organizing efforts by any union or other group seeking to represent any employees of MGIC or any of its Subsidiaries.

        (e)     None of the execution and delivery of this Agreement, the approval of this Agreement by MGIC’s stockholders or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of MGIC or any of its affiliates from MGIC, Radian or any of their respective affiliates under any MGIC Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any MGIC Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

        (f)     Neither MGIC nor any of its ERISA Affiliates maintains or contributes to a rabbi trust or similar funding vehicle, and the Merger and other transactions contemplated by this Agreement shall not cause or require MGIC or its any of its ERISA Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

        4.12    SEC Reports. MGIC has previously made available to Radian an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2002 by MGIC with the SEC pursuant to the Securities Act or the Exchange Act (the “MGIC Reports”) and prior to the date hereof and (b) communication mailed by MGIC to its stockholders since January 1, 2002 and prior to the date hereof, and no such MGIC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2002, as of their respective dates, all MGIC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

        4.13    Compliance with Applicable Law. MGIC and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MGIC. MGIC and each of its Subsidiaries have complied with and are not in default under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MGIC or any of its Subsidiaries, except where neither the cost of such noncompliance or default nor the cost of compliance or cure of default would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MGIC. Without limitation, during the five years prior to the date hereof, none of MGIC, and of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of MGIC or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MGIC or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MGIC or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MGIC or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MGIC or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for MGIC or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MGIC or any of its Subsidiaries.

        4.14    Certain Contracts. (a) Neither MGIC nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, stockholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from MGIC, Radian, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the MGIC Reports, (iv) which materially restricts the conduct of any line of business by MGIC or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, stockholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, or (vii) any MGIC Reinsurance Contract (as defined in Section 4.14(b)), other than captive mortgage reinsurance contracts, where the amount of risk ceded as of December 31, 2006 exceeds $250 million. MGIC has previously made available to Radian true and correct copies of all employment and deferred compensation agreements which are in writing and to which MGIC or any of its Subsidiaries is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the MGIC Disclosure Schedule, is referred to herein as a “MGIC Contract,” and neither MGIC nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MGIC.

        (b)     (i) Each MGIC Contract and each material ceded reinsurance or retrocessional treaty, contract, agreement or arrangement to which MGIC or any of its Subsidiaries is a party (each a “MGIC Reinsurance Contract”) is valid and binding on MGIC and/or one of its Subsidiaries, as applicable, and in full force and effect, (ii) MGIC and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each MGIC Contract and each MGIC Reinsurance Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGIC, (iii) to MGIC’s knowledge each third-party counterparty to each MGIC Contract and each MGIC Reinsurance Contract has in all material respects performed all obligations required to be performed by it to date under such MGIC Contract or MGIC Reinsurance Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGIC, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MGIC or any of its Subsidiaries under any such MGIC Contract or MGIC Reinsurance Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MGIC.

        4.15    Agreements with Regulatory Agencies. Neither MGIC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2002, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2002, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MGIC Disclosure Schedule, a “MGIC Regulatory Agreement”), nor has MGIC or any of its Subsidiaries been advised since January 1, 2002, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such MGIC Regulatory Agreement.

        4.16    Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of MGIC, or any of its Subsidiaries or for the account of a customer of MGIC or one of its Subsidiaries, were entered into in the ordinary course of business and, to MGIC’s knowledge, in accordance with applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MGIC or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. MGIC and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to MGIC’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

        4.17    Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on MGIC of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against MGIC, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC. To the knowledge of MGIC, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC. MGIC is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MGIC.

        4.18    Investment Securities and Commodities. (a) Each of MGIC and each of its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MGIC or its Subsidiaries. Such securities and commodities are valued on the books of MGIC in accordance with GAAP in all material respects.

        (b)     MGIC and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MGIC believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, MGIC has made available to Radian the material terms of such policies, practices and procedures.

        4.19    Property. MGIC or a MGIC Subsidiary (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the MGIC Reports as being owned by MGIC or a MGIC Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “MGIC Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MGIC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “MGIC Leased Properties” and, collectively with the MGIC Owned Properties, the “MGIC Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MGIC’s knowledge, the lessor.

        4.20    Intellectual Property. MGIC and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on MGIC: (i) the use of any Intellectual Property by MGIC and its Subsidiaries does not, to the knowledge of MGIC, infringe on or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MGIC or any MGIC Subsidiary acquired the right to use any Intellectual Property; (ii) no person is challenging, infringing on or otherwise violating any right of MGIC or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MGIC or its Subsidiaries; and (iii) neither MGIC nor any MGIC Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by MGIC or any MGIC Subsidiary and no Intellectual Property owned and/or licensed by MGIC or any MGIC Subsidiary is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

        4.21    Rating Agencies. Since January 1, 2004, to the knowledge of MGIC, as of the date hereof, no rating agency has imposed material conditions (financial or otherwise) on retaining any currently held rating assigned to MGIC and/or its Subsidiaries or indicated in writing to MGIC or any of its Subsidiaries that it is considering the downgrade or modification of any rating assigned to MGIC and/or its Subsidiaries. As of the date hereof, MGIC and its Subsidiaries have received the respective ratings set forth in Section 4.21 of the MGIC Disclosure Schedule from the rating agencies listed thereon. Except as set forth in such Section of the MGIC Disclosure Schedule, as of the date hereof, to the knowledge of MGIC, neither MGIC nor any of its Subsidiaries has received written notice from any rating agency that such rating agency intends to change MGIC’s or any of its Subsidiaries’ current rating.

        4.22    State Takeover Laws; MGIC Rights Agreement. (a) The Board of Directors of MGIC has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions Sections 1130 et seq. of the WBCL and, to the knowledge of MGIC, any other Takeover Statutes.

        (b)     MGIC has taken all action, if any, necessary or appropriate so that the entering into of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the ability of any person to exercise any MGIC Stockholder Rights under the MGIC Rights Agreement or enable or require the MGIC Stockholder Rights to separate from the shares of MGIC Common Stock to which they are attached or to be triggered or become exercisable. No “Distribution Date” or “Share Acquisition Date” (as such terms are defined in the MGIC Rights Agreement) has occurred.

        4.23    Reorganization. MGIC is not, as of the date of this Agreement, aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

        4.24    Opinion. Prior to the execution of this Agreement, MGIC has received an opinion from Goldman, Sachs & Co. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to MGIC and its shareholders. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.25    MGIC Information. The information relating to MGIC and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, or the information relating to MGIC and its Subsidiaries that is provided by MGIC or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Radian or any of its Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Radian Disclosure Schedule and the MGIC Disclosure Schedule), each of MGIC and Radian shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either MGIC or Radian to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the MGIC Disclosure Schedule or the Radian Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither MGIC nor Radian shall, and neither MGIC nor Radian shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement:

        (a)    other than in the ordinary course of business (which includes the refinancing of maturing indebtedness), incur any indebtedness for borrowed money (other than indebtedness of Radian or any of its wholly-owned Subsidiaries to Radian or any of its Subsidiaries, on the one hand, or of MGIC or any of its Subsidiaries to MGIC or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance;

(b)	(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Radian at a rate not in excess of $0.02 per share of Radian Common Stock, (B) regular quarterly cash dividends by MGIC at a rate not in excess of $0.25 per share of MGIC Common Stock, (C) dividends paid by any of the Subsidiaries of each of MGIC and Radian to MGIC or Radian or any of their wholly-owned Subsidiaries, respectively of each of MGIC and Radian), (D) the acceptance of shares of Radian Common Stock or MGIC Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding taxes incurred in connection with the exercise of stock options or the vesting of restricted stock, in each case in accordance with past practice and the terms of the applicable award agreements and (E) pursuant to the MGIC Rights Agreement);

(iii) grant any stock appreciation rights, performance shares, restricted stock units or other equity-based interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than (A) pursuant to the MGIC Rights Agreement and (B) pursuant to the Radian Stock Plans, the Radian ESPP or the MGIC Stock Plans, as the case may be, in the ordinary course of business consistent with past practice; provided that, notwithstanding the foregoing, any equity grants made by Radian on or after the date hereof shall not automatically vest at the Effective Time by virtue solely of the Merger (provided, further, that in the event that the employment of a holder of such equity compensation award is terminated on or following the Effective Time by MGIC without “cause” (as defined in the applicable award agreement) or by the holder for “good reason” (as defined in the applicable award agreement)), such equity compensation award shall vest in full to the extent not yet vested; or

(iv) issue any additional shares of capital stock except (A) pursuant to the exercise of stock options or the settlement of performance shares outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii), (B) pursuant to the MGIC Rights Agreement or (C) in the ordinary course of business and consistent with past practice in connection with the Radian ESPP, the Radian Stock Plans and the MGIC Stock Plans; provided that, notwithstanding the foregoing, any equity grants made by Radian on or after the date hereof shall not automatically vest at the Effective Time by virtue solely of the Merger (provided, further, that in the event that the employment of a holder of such equity compensation award is terminated on or following the Effective Time by MGIC without “cause” (as defined in the applicable award agreement) or by the holder for “good reason” (as defined in the applicable award agreement)), such equity compensation award shall vest in full to the extent not yet vested;

        (c)    sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;

        (d)    except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;

        (e)    except for transactions in the ordinary course of business, terminate, or waive any material provision of, any Radian Contract or MGIC Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to Radian or MGIC, as the case may be;

        (f)    increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation (except to the extent required under the terms of the applicable plan or related award agreement);

        (g)    settle any material claim, action or proceeding, except in the ordinary course of business;

        (h)    knowingly take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;

        (i)    amend its articles of incorporation, its bylaws or comparable governing documents, or amend or redeem the rights issued under the MGIC Rights Agreement in connection with any Acquisition Proposal in order to advance such proposal or to facilitate the success thereof, or otherwise take any action to exempt any person or entity (other than the other party or its Subsidiaries) or any action taken by such person or entity from the MGIC Rights Agreement or any Takeover Statute or similarly restrictive provisions of such party’s organizational documents;

        (j)    other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

        (k)    take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

        (l)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP; or

        (m)    agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters. (a) MGIC and Radian shall promptly prepare and file with the SEC the Joint Proxy Statement and MGIC shall promptly (and in any case within 20 business days of the date of this Agreement) prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of MGIC and Radian shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and MGIC and Radian shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. MGIC shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Radian shall furnish all information concerning Radian and the holders of Radian Capital Stock as may be reasonably requested in connection with any such action.

        (b)     The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (including the filing under the HSR Act), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. MGIC and Radian shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Radian or MGIC, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

        (c)     MGIC and Radian shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of MGIC, Radian or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

        (d)     MGIC and Radian shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

        6.2    Access to Information. (a) Upon reasonable notice and subject to the matters set forth in Schedule 6.2, each of MGIC and Radian, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, each of MGIC and Radian shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or state insurance laws (other than reports or documents which MGIC or Radian, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither MGIC nor Radian nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of MGIC’s or Radian’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

        (b)     Each of MGIC and Radian shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated January 12, 2007, between MGIC and Radian (the “Confidentiality Agreement”).

        (c)     No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.

6.3    Stockholders’ Approvals. Each of MGIC and Radian shall call a meeting of its stockholders (the “MGIC Meeting” and the “Radian Meeting,” respectively) to be held as soon as reasonably practicable for the purpose of voting upon the requisite stockholder approvals required in connection with this Agreement and the Merger (including approval of the MGIC Articles by the stockholders of MGIC to reflect the name change contemplated by Section 1.10) and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual meeting of shareholders, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of MGIC and Radian shall use its reasonable best efforts to obtain from the stockholders of MGIC and Radian, as the case may be, the vote in favor of the approval of this Agreement (which shall include the amendment to the MGIC Articles) required by the WBCL, in the case of MGIC, and the vote in favor of the approval of this Agreement required by the DGCL, in the case of Radian, in each case to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, MGIC or Radian shall adjourn or postpone the MGIC Meeting or the Radian Meeting, as the case may be, to the extent necessary to ensure that any necessary supplement or amendment to the Joint Proxy Statement is provided to their respective stockholders, in advance of a vote on the matters described above, or, if, as of the time for which such meeting is originally scheduled there are insufficient shares of MGIC or Radian Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if in the reasonable good faith determination of either MGIC or Radian additional time is needed to solicit an affirmative stockholder vote by the MGIC or Radian stockholders in order to obtain the requisite vote for the foregoing matters; provided that the party so acting shall, at least three business days prior to any such adjournment or postponement, notify the other party of the potential adjournment or postponement and shall consult with the other party regarding the necessity of such adjournment or postponement. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated, this Agreement shall be submitted to the stockholders of MGIC and Radian at the MGIC Meeting and the Radian Meeting, respectively, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either MGIC or Radian of such obligation.

        6.4     Legal Conditions to Merger. Each of MGIC and Radian shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Radian or MGIC or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

        6.5    Stock Exchange Listing. MGIC shall cause the shares of MGIC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

        6.6    Employee Benefit Plans. (a) From and after the Effective Time, unless otherwise mutually determined, the Radian Benefit Plans and MGIC Benefit Plans in effect as of the date of this Agreement (other than the Radian ESPP and such other benefit plans as may be mutually agreed) shall remain in effect with respect to employees of Radian and MGIC (and their respective Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, modify any existing plans or adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the “New Benefit Plans”). Prior to the Closing Date, Radian and MGIC shall cooperate in reviewing, evaluating and analyzing the MGIC Benefit Plans and Radian Benefit Plans with a view towards developing appropriate New Benefit Plans for the employees covered thereby. It is the intention of Radian and MGIC, to the extent permitted by applicable laws, to develop New Benefit Plans (including amending existing plans), as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) do not discriminate between employees who were covered by MGIC Benefit Plans, on the one hand, and those covered by Radian Benefit Plans on the other, at the Effective Time.

        (b)     With respect to any Benefit Plans in which any employees of MGIC or Radian (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time (the “New Plans”), Surviving Corporation shall: (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MGIC Benefit Plan or Radian Benefit Plan, as the case may be; (B) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a MGIC Benefit Plan or Radian Benefit Plan (to the same extent that such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans in which such employees may be eligible to participate after the Effective Time; and (C) recognize all service of such employees with Radian and MGIC, and their respective affiliates, for all purposes (including, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any New Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Plans; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

        (c)     The Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the MGIC Benefit Plans or the Radian Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the MGIC Disclosure Schedule and the Radian Disclosure Schedule.

        (d)     Nothing in this Section 6.6 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any MGIC Benefit Plans, Radian Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. Without limiting the generality of the final sentence of Section 9.10, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any other person including without limitation any employee of MGIC or Radian, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no provision of this Section 6.6 shall constitute an amendment of any benefit plan of MGIC or Radian.

        6.7    Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Radian or any of its Subsidiaries, including any entity specified in the Radian Disclosure Schedule (the “Radian Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Radian or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of MGIC with respect to the directors, officers or employees of Radian shall be only to cooperate. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of MGIC or any of its Subsidiaries, including any entity specified in the MGIC Disclosure Schedule (the “MGIC Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MGIC or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate, and the parties shall use their reasonable best efforts to defend against and respond thereto, except that prior to the Effective Time, the foregoing obligation of Radian with respect to the directors, officers or employees of MGIC shall be only to cooperate. It is understood and agreed that after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Radian Indemnified Party and MGIC Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement (to the extent, in the case of settlements, that the settlement was approved in writing by MGIC, such approval not to be unreasonably withheld) in connection with any such threatened or actual claim, action, suit, proceeding or investigation. It is understood that after the Effective Time the Surviving Corporation may assume and control the defense of any claim for which the Surviving Corporation is obligated to provide indemnification under this Section 6.7(a), provided that the foregoing shall not apply with respect to any claim for which counsel has been retained with the approval of the applicable liability insurer (if such approval is required under the applicable insurance policy, if any, to obtain coverage) and commenced the defense prior to the Effective Time unless the Surviving Corporation’s Audit Committee otherwise determines following the Effective Time.

        (b)     Prior to the Effective Time, Radian shall use commercially reasonable efforts to convert its directors’ and officers’ liability insurance policy in effect immediately prior to the Effective Time (the “Existing Policy”) to a policy that covers the insureds thereunder only for acts or omissions occurring prior to the Effective Time (the “Runoff Policy”). The Surviving Corporation shall use its reasonable best efforts to maintain the Runoff Policy, if any, or, if no such policy has been obtained, to maintain the Existing Policy, for the benefit of such insureds, for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) (provided that if despite such efforts neither of such policies can be maintained, the Surviving Corporation may substitute therefor policies (i) having at least the same aggregate limits and with terms of coverage that in the Surviving Corporation’s best judgment are as favorable to the insureds as may be obtained from the market for directors’ and officers’ liability insurance at the time taking into account the necessity to maintain coverage on an uninterrupted basis, or (ii) if such limits cannot be maintained, having the highest limits that may be obtained from such market taking into account such necessity). Effective at the Effective Time, coverage under the policies of directors’ and officers’ liability insurance that are maintained by the Surviving Corporation from time to time in its discretion shall not discriminate between MGIC Directors and Radian Directors (as such terms are hereinafter defined) or between persons who formerly were MGIC Directors or were Radian Directors.

        (c)     The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

        6.8    Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of MGIC, on the one hand, and a Subsidiary of Radian, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, MGIC.

        6.9    Advice of Changes. MGIC and Radian shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied or give rise to such termination right.

        6.10    Dividends. After the date of this Agreement, each of MGIC and Radian shall coordinate with the other the declaration of any dividends in respect of MGIC Common Stock and Radian Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Radian Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Radian Common Stock and any shares of MGIC Common Stock any such holder receives in exchange therefor in the Merger.

        6.11    Executive Officers; Succession. (a) In accordance with, and as provided in, the Bylaws of the Surviving Corporation (as amended by the Bylaw Amendment), (i) effective as of the Effective Time, Curt Culver shall continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Surviving Corporation and Sanford A. Ibrahim shall become President and Chief Operating Officer of the Surviving Corporation and (ii) (x) Mr. Ibrahim shall be the successor to Mr. Culver as Chief Executive Officer of the Surviving Corporation, with such succession to become effective on (x) the date of the Surviving Corporation’s 2009 annual stockholders meeting (to be held on May 7, 2009) (provided that if the Effective Time occurs after July 1, 2007, the applicable date pursuant to this clause (x) shall be September 1, 2009) or (y) any such earlier date as of which Mr. Culver ceases for any reason to serve in the position of Chief Executive Officer of the Surviving Corporation, and (y) Mr. Ibrahim shall be the successor to Mr. Culver as Chairman of the Board of Directors of the Surviving Corporation, with such succession to become effective on the date of the Surviving Corporation’s 2010 annual stockholders meeting (to be held in May 2010) (the “2010 Annual Meeting”) or any such earlier date as of which Mr. Culver ceases for any reason to serve in the position of Chairman of the Board of Directors of the Surviving Corporation (the “Chairman Succession Date”). Until the Chairman Succession Date, the office of Chairman of the Board shall be deemed to be a relationship of employee and employer as between the Chairman, on the one hand, and the Surviving Corporation, on the other. For the avoidance of doubt, occupany of the offices set forth in the preceding provisions of this Section 6.11(a) shall not occur unless immediately prior thereto the occupant contemplated above is an employee of the Surviving Corporation or one of its Affiliates, it being understood and agreed that neither Mr. Culver nor Mr. Ibrahim may be terminated except as provided in Section 3.01(d) of the amended Bylaws as specified in Exhibit A.

        (b)     On or prior to the Effective Time, the MGIC Board of Directors shall take such actions as are necessary to cause the persons listed on Schedule 6.11(b) to be elected or appointed as officers of the Surviving Corporation or one of its Affiliates in the capacities listed opposite their respective names on such Schedule as of the Effective Time, assuming that such persons are willing to serve in such capacities.

        6.12    Post-Merger Board of Directors and Committees. (a) Except as provided below in Section 6.12(b), from and after the Effective Time until the 2010 Annual Meeting, the total number of persons serving on the Board of Directors of MGIC shall be twelve (12), six (6) of whom shall be MGIC Directors and six (6) of whom shall be Radian Directors (as such terms are defined in subsection (c) below). The six (6) persons to serve initially on the Board of Directors of MGIC as of the Effective Time who are MGIC Directors shall be selected by the Board of Directors of MGIC prior to the Effective Time; and the six (6) persons to serve on the Board of Directors of MGIC as of the Effective Time who are Radian Directors shall be selected by the Board of Directors of Radian prior to the Effective Time; providedthat (i) the MGIC Directors selected to serve on the Board of Directors of the Surviving Corporation shall include Kenneth Jastrow and Mr. Culver and four (4) non-employee members of the current MGIC Board, and (ii) the Radian Directors selected to serve on the Board of Directors of the Surviving Corporation shall include Herbert Wender, Mr. Ibrahim and, except as provided in Section 6.12(b), four (4) non-employee members of the current Radian Board. Two MGIC Directors and two Radian Directors shall be assigned to each of the three classes of the Board of Directors of the Surviving Corporation from and after the Effective Time as specified in Exhibit A. Mr. Wender shall be designated and shall serve as the lead director of the Surviving Corporation Board of Directors (with the scope of the responsibilities of such lead director being as defined by such Board) until the date of the Surviving Corporation’s 2009 annual stockholders meeting, and shall be nominated by the Surviving Corporation Board of Directors to stand for election at such meeting to serve as a director of the Surviving Corporation Board of Directors for the class of directors whose terms expire at the annual meeting in 2012 (for the avoidance of doubt, no MGIC or Board age- or tenure-related retirement policies or provisions shall be deemed to prevent such continued Board service by Mr. Wender through the fifth anniversary of the Effective Time). In the event that, prior to the Effective Time, any person so selected to serve on the Board of Directors of the Surviving Corporation after the Effective Time is unable or unwilling to serve in such position, the Board of Directors that selected such person shall designate another of its members to serve in such person’s stead in accordance with the provisions of the immediately preceding sentence. Prior to the Effective Time, MGIC shall cause its Board of Directors to approve and adopt resolutions effecting the Board composition contemplated by this Section 6.12.

        (b)     As of the Effective Time, there shall be only five (5) Radian Directors on the Board of Directors of MGIC until an additional director selected by the Radian Directors is elected by MGIC’s stockholders. As promptly as practicable following the Closing Date (and in any event within ten business days of the Closing Date), the Corporation shall file with the SEC and furnish to its stockholders a proxy statement, and call and hold a special meeting of its stockholders with a record date that is the first business day following the Effective Time, for the sole purpose of voting upon and electing a sixth (6th) Radian Director as contemplated by Section 6.12(b), and shall use its reasonable efforts in connection therewith. In the event that the sixth Radian Director is not elected at that meeting or any postponement of such meeting, the right to select such director shall continue and the Board of Directors shall take such action as it may reasonably determine acting in good faith to effect the Board of Directors’ composition contemplated by clause 6.12(a) above, and among other things the Radian Directors shall have the right to nominate an additional Radian director at MGIC’s 2008 annual meeting. The date when the sixth Radian Director is elected, whether occuring at the special meeting or at a later time, shall be the “Equalization Date.”

        (c)     From and after the Effective Time until the 2010 Annual Meeting, each of the committees of the Board of Directors of MGIC shall be comprised of an equal number of MGIC Directors and Radian Directors and the chairpersons of such committees shall be drawn as nearly equally as possible from the MGIC Directors and the Radian Directors. From and after the Effective Time until the Equalization Date, the Board shall have an Executive Committee consisting of Messrs. Culver, Ibrahim, Jastrow and Wender (with any vacancy created by the loss of Messrs. Culver or Jastrow filled by the affirmative majority vote of the MGIC Directors and any vacancy created by the loss of Messrs. Ibrahim or Wender filled by the affirmative vote of a majority of the Radian Directors), which Executive Committee shall be formed and shall have a charter providing, together with such other matters as the parties may mutually agree, that such Committee shall approve (by majority vote of the entire such Committee) all non-ordinary course business to be brought before the full Board of Directors (other than such business as may be proposed by the Corporation’s committees responsible for discharging the duties imposed by the rules of the NYSE on audit, compensation and corporate governance/nominating committees). Except as provided herein, the identity of the members of such committees and the chairmen of such committees shall otherwise be as mutually determined by the parties.

        (d)     The term “MGIC Director” means (i) any person serving as a Director of MGIC on the date of this Agreement who continues as a Director of MGIC at the Effective Time and (ii) any person who becomes a Director of MGIC and who is designated as such by the MGIC Directors as defined in clause (i) (or their successors pursuant to this clause (ii)) prior to his or her election or appointment to the Board of Directors by a majority of such directors; and the term “Radian Director” means (A) any person serving as a Director of Radian on the date of this Agreement who becomes a Director of MGIC at the Effective Time and (B) any person who becomes a Director of MGIC and who is designated as such by the Radian Directors as defined in clause (A) (or their successors pursuant to this clause (B)) prior to his or her election or appointment to the Board of Directors by a majority of such directors. For the avoidance of doubt, the Board of the Surviving Corporation shall take such action as is necessary to elect or appoint to the Board of the Surviving Corporation any person who, in accordance with the immediately preceding sentence, is designated a MGIC Director or a Radian Director.

        6.13    Acquisition Proposals. (a) Until this Agreement has been terminated in accordance with Section 8.1, each Party agrees that it will not, and will cause its controlled Affiliates and its and their officers, directors, agents and representatives not to, directly or indirectly, (i) (A) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (B) engage or participate in any negotiations concerning, (C) provide any confidential or nonpublic information or data to or (D) have, or engage or participate in, any discussions with any Person relating to, any Acquisition Proposal, (ii) release or permit the release of any Person from, or waive or permit the waiver of any provisions of, or otherwise fail to exercise its rights under, any confidentiality, standstill or similar agreement to which such Party is a party or under which such Party has any rights with respect to the sale or transfer of the voting securities or any material portion of the assets of such Party, (iii) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the other Party the recommendation by such Party’s Board of Directors of this Agreement to its stockholders or take any action or make any statement in connection with such Party’s meeting of stockholders inconsistent with such recommendation, including any action to approve, recommend or endorse, or to propose to approve, recommend or endorse, any Acquisition Proposal (collectively, a “Change in Recommendation”), or (iv) enter into any agreement, letter of intent, agreement-in-principle, acquisition agreement or other instrument contemplating or otherwise relating to any Acquisition Proposal or requiring such Party to abandon, terminate or fail to consummate any of the transactions contemplated hereby, including the Merger.

        (b)     Notwithstanding Section 6.13(a), prior to approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, a Party (the “Acting Party”) may, and may permit its Affiliates and its and their appropriate officers, directors agents and representatives to furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions with, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to the Acting Party after the date of this Agreement and prior to the approval of the transactions contemplated by this Agreement at its meeting of stockholders to be held pursuant to Section 6.3, and may withdraw, modify or qualify the recommendation by such Party’s Board of Directors of this Agreement to its stockholders in connection therewith, if and so long as (A) none of the Acting Party, any of its controlled Affiliates or any of its or their officers, directors, agents or representatives has violated any of the provisions of this Section 6.13, (B) the Board of Directors of the Acting Party concludes in good faith (after receiving the advice of its outside counsel and its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, (C) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to, and participating in such negotiations or discussions with, such Person, the Acting Party provides the other Party with written notice of the identity of such Person and of the Acting Party’s intention to participate in discussions or negotiations with, or to furnish or disclose nonpublic information to, such Person, (D) prior to providing any nonpublic information to such Person, the Acting Party shall have entered into a confidentiality and standstill agreement with such Person (a copy of which it shall have provided to the other Party) on terms no less restrictive upon such Person, in any respect, than the terms applicable to the other Party under the Confidentiality Agreement, which confidentiality and standstill agreement shall not provide such Person with any exclusive right to negotiate with the Acting Party or have the effect of preventing the Acting Party from satisfying its obligations under this Agreement, (E) at least twenty-four (24) hours prior to furnishing or causing to be furnished nonpublic information or data to such Person, the Acting Party furnishes such information to the other Party (to the extent such information has not been previously delivered or made available by the Acting Party to the other Party), and (F) prior to so withdrawing, modifying or qualifying the recommendation by its Board of Directors of this Agreement, the Acting Party gives the other Party five business days’ prior written notice of its intention to do so (unless at the time such notice is otherwise required to be given there are less than five business days prior to the Acting Party’s stockholders meeting, in which case the Acting Party shall provide as much notice as is reasonably practicable), and during such time, the Acting Party, if requested by the other Party, shall have engaged in good faith negotiations to amend this Agreement (including by making its officers and its financial and legal advisors reasonably available to negotiate) such that the Board of Directors of the Acting Party may continue to recommend the approval of this Agreement.

        (c)     Each Party shall, and shall cause its controlled Affiliates and its and their appropriate officers, directors, agents and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Radian or MGIC, as the case dictates, with respect to any Acquisition Proposal. Each Party will promptly (within one day) request each Person who has heretofore executed a confidentiality agreement in connection with its consideration of acquiring such Party or any portion thereof (including any of its Subsidiaries) to return all nonpublic information heretofore furnished to such Person by or on behalf of such Party and shall advise the other Party of the particulars of such request. Each Party will (i) promptly (within 24 hours) advise the other Party following receipt of any request for information, any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of, and the identity of the Person making, such request, Acquisition Proposal or inquiry), (ii) promptly (within 24 hours) provide the other Party with all written materials received by such Party in connection with the foregoing, and (iii) keep the other Party apprised of any related developments, discussions and negotiations on a current basis. Each of the Parties shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.

        (d)     As used in this Agreement, “Acquisition Proposal” shall mean any offer, proposal or inquiry relating to, or any indication of interest in, an Alternative Transaction received by a Party from any Person other than the other Party, in each case, whether or not in writing and whether or not delivered to stockholders of such Party generally. As used in this Agreement, an “Alternative Transaction” means any of (i) a transaction (or series of related transactions) pursuant to which any Person (or group of Persons), directly or indirectly, acquires or would acquire beneficial ownership of more than 15% of the outstanding shares of a Party’s common stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger or that would be entitled to more than 15% of the fair market value of the outstanding equity interests of such Party, whether from such Party or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, business combination, consolidation, sale of all or substantially all of the assets, liquidation, dissolution or similar transaction involving a Party or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X promulgated by the SEC), (iii) any transaction (or series of related transactions) pursuant to which any Person (or group of Persons) acquires or would acquire control of assets (including for this purpose the outstanding equity securities of Subsidiaries of such Party and securities of the entity surviving any merger or business combination including any of its Subsidiaries) of such Party, or any of its Subsidiaries representing more than 15% of the fair market value of all the assets, net revenues or net income of such Party and its Subsidiaries, taken as a whole, immediately prior to such transaction (or series of related transactions), or (iv) any other consolidation, business combination, recapitalization or similar transaction (or series of related transactions) involving a Party or any of its Subsidiaries.

        (e)     Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the 1934 Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

        (f)     Any violation of this Section 6.13 by a Party’s Affiliates or a Party’s or any of its controlled Affiliates’ appropriate officers, directors, agents and representatives shall be deemed to be a breach of this Agreement by such Party.

        6.14    Exemption from Liability Under Section 16(b). Assuming that Radian delivers to MGIC the Section 16 Information in a timely fashion, the Board of Directors of MGIC, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Radian Insiders of MGIC Common Stock in exchange for shares of Radian Common Stock and the settlement or conversion of Radian Equity Awards (including the receipt of options on MGIC Common Stock upon conversion of options on Radian Common Stock), in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all respects regarding the Radian Insiders, the number of shares of Radian Common Stock held by each such Radian Insider and expected to be exchanged for MGIC Common Stock in the Merger, and the number and description of the options on Radian Common Stock held by each such Radian Insider and expected to be converted into options on MGIC Common Stock in connection with the Merger. “Radian Insiders” shall mean those officers and directors of Radian who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

        6.15    Agreement of Affiliates. Radian has disclosed in Section 6.15 of the Radian Disclosure Schedule each person whom it reasonably believes may be deemed an “affiliate” of Radian for purposes of Rule 145 under the 1933 Act. Radian shall use its reasonable efforts to cause each such person to deliver to MGIC, not later than the date of mailing of the Joint Proxy Statement, a written agreement in substantially the form of Exhibit B.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)    Stockholder Approval. This Agreement (which shall include the requisite approval of the amendment to the MGIC Articles) shall have been approved by the requisite affirmative vote of the holders of MGIC Common Stock entitled to vote thereon and by the requisite affirmative votes of the holders of Radian Common Stock entitled to vote thereon.

        (b)    NYSE Listing. The shares of MGIC Common Stock which shall be issuable to the stockholders of Radian upon consummation of the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

        (c)    Other Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated, and all other approvals of Governmental Entities required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, other than such approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Surviving Corporation (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

        (d)    S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        (e)    No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

        (f)    Federal Tax Opinions. Radian and MGIC shall have received the opinions of Wachtell, Lipton, Rosen & Katz and Foley & Lardner LLP, respectively, or such other counsel reasonably satisfactory to the party to receive the opinion, in form and substance reasonably satisfactory to Radian and MGIC, as the case may be, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in each such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of MGIC and Radian, reasonably satisfactory in form and substance to such counsel.

        7.2    Conditions to Obligations of MGIC. The obligation of MGIC to effect the Merger is also subject to the satisfaction, or waiver by MGIC, at or prior to the Effective Time, of the following conditions:

        (a)    Representations and Warranties. The representations and warranties of Radian set forth in Section 3.2 shall be true and correct (other than inaccuracies that are not material to the Surviving Corporation) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Radian set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Radian or the Surviving Corporation. MGIC shall have received a certificate signed on behalf of Radian by the Chief Executive Officer and the Chief Financial Officer of Radian to the foregoing effect.

        (b)    Performance of Obligations of Radian. Radian shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MGIC shall have received a certificate signed on behalf of Radian by the Chief Executive Officer and the Chief Financial Officer of Radian to such effect.

        7.3    Conditions to Obligations of Radian. The obligation of Radian to effect the Merger is also subject to the satisfaction or waiver by Radian at or prior to the Effective Time of the following conditions:

        (a)    Representations and Warranties. The representations and warranties of MGIC set forth in Section 4.2 shall be true and correct (other than inaccuracies that are not material to the Surviving Corporation) as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of MGIC set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on MGIC. Radian shall have received a certificate signed on behalf of MGIC by the Chief Executive Officer and the Chief Financial Officer of MGIC to the foregoing effect.

        (b)    Performance of Obligations of MGIC. MGIC shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Radian shall have received a certificate signed on behalf of MGIC by the Chief Executive Officer and the Chief Financial Officer of MGIC to such effect.

        (c)    Bylaw Amendment/Board Resolutions. MGIC shall have taken all such actions as shall be necessary so that (i) the Bylaw Amendment shall have been adopted by the Board of Directors of MGIC effective not later than the Effective Time and (ii) the resolutions contemplated by Sections 6.11 and 6.12 of this Agreement shall have been adopted by the Board of Directors of MGIC effective not later than the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of MGIC or Radian:

        (a)     by mutual consent of MGIC and Radian in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

        (b)     by either the Board of Directors of MGIC or the Board of Directors of Radian if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (c)     by either the Board of Directors of MGIC or the Board of Directors of Radian if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

        (d)     by either the Board of Directors of MGIC or the Board of Directors of Radian (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein and provided further that (i) the terminating party shall have received written notice of such breach from the other party prior to the action of its Board of Directors, and (ii) such breach is not cured within 10 business days after the terminating party’s receipt of written notice asserting such breach or failure from the other party) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Radian, in the case of a termination by MGIC, or MGIC, in the case of a termination by Radian, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date;

        (e)     by either the Board of Directors of MGIC or the Board of Directors of Radian if either party shall have failed to obtain the requisite affirmative vote of it stockholders required to consummate the transactions contemplated hereby at the MGIC Meeting or the Radian Meeting, as applicable, or any adjournment or postponement thereof at which a vote on such approval was taken; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) as a result of such party’s stockholders failing to approve this Agreement at the MGIC Meeting or the Radian Meeting, as applicable, if such party has failed to comply in all material respects with its obligations under Sections 6.1(a), 6.3 or 6.13;

        (f)     by Radian, if the Board of Directors of MGIC shall have (i) failed to recommend in the Joint Proxy Statement the approval of this Agreement, (ii) effected a Change in Recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding MGIC Common Stock that has been publicly disclosed (other than by Radian or an Affiliate of Radian) within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, or (iii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.13 in any material respect; or

        (g)     by MGIC, if the Board of Directors of Radian shall have (i) failed to recommend in the Joint Proxy Statement the approval of this Agreement, (ii) effected a Change in Recommendation, or resolved to do so, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding Radian Common Stock that has been publicly disclosed (other than by MGIC or an Affiliate of MGIC) within 10 business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, or (iii) knowingly breached its obligations under Section 6.1(a), 6.3 or 6.13 in any material respect.

        8.2    Effect of Termination. (a) In the event of termination of this Agreement by either MGIC or Radian as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of MGIC, Radian, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither MGIC nor Radian shall be relieved or released from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s shareholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its willful breach of any provision of this Agreement.

        (b)     (i)  In the event that (i) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to Radian and thereafter this Agreement is terminated by either MGIC or Radian pursuant to Section 8.1(e), or thereafter this Agreement is terminated by MGIC pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by Radian or pursuant to 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by Radian, and (ii) either (A) prior to the date that is twelve (12) months after the date of such termination Radian consummates an Alternative Transaction, Radian shall, on the date an Alternative Transaction is consummated, pay MGIC a fee equal to $185 million by wire transfer of same day funds, or (B) prior to the date that is twelve (12) months after the date of such termination Radian enters into a definitive acquisition agreement related to any Alternative Transaction (“Acquisition Agreement”), Radian shall, on the date of entry into such Acquisition Agreement, pay MGIC a fee equal to $185 million by wire transfer of same day funds.

                (ii)     In the event that this Agreement is terminated by MGIC pursuant to Section 8.1(g), then Radian shall pay MGIC a fee equal to $185 million by wire transfer of same day funds on the date of termination.

        (c)     (i)  In the event that (i) a Pre-Termination Takeover Proposal Event (as hereinafter defined) shall have occurred after the date of this Agreement with respect to MGIC and thereafter this Agreement is terminated by either MGIC or Radian pursuant to Section 8.1(e), or thereafter this Agreement is terminated by Radian pursuant to Section 8.1(d) as a result of a willful material breach of this Agreement by MGIC or pursuant to Section 8.1(c) if the failure to consummate the Merger on or before the date contained in Section 8.1(c) results from any willful material breach of this Agreement by MGIC, and (ii) either (A) prior to the date that is twelve (12) months after the date of such termination MGIC consummates an Alternative Transaction, MGIC shall, on the date an Alternative Transaction is consummated, pay Radian a fee equal to $185 million by wire transfer of same day funds, or (B) prior to the date that is twelve (12) months after the date of such termination MGIC enters into an Acquisition Agreement), MGIC shall, on the date of entry into such Acquisition Agreement, pay Radian a fee equal to $185 million by wire transfer of same day funds.

            (ii)     In the event that this Agreement is terminated by Radian pursuant to Section 8.1(f), then MGIC shall pay Radian a fee equal to $185 million by wire transfer of same day funds on the date of termination.

        (d)     For purposes of this Section 8.2, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, a bona fideAcquisition Proposal shall have been made known to Radian (in the case of an Acquisition Proposal relating to Radian) or shall have been made known to MGIC (in the case of any Acquisition Proposal relating to MGIC) or has been made directly to its stockholders generally or any person shall have publicly announced an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal (the term Acquisition Proposal, as used in the definition of Acquisition Proposal for purposes of this Section 8.2, and as used in this Section 8.2, shall have the same meaning set forth in Section 6.13 except that the references to “more than 15%” contained in the definition of Alternative Transaction shall be deemed to be references to “50% or more” and such definition shall not include any merger, share exchange, consolidation, business combination or similar transaction where (i) the holders of shares of such party immediately prior to such transaction (or series of related transactions) would continue, in the aggregate, to own at least a majority of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity (or its ultimate parent) in the transaction (or series of related transactions) immediately after the consummation thereof in substantially the same proportion as such holders held the shares of such party’s common stock immediately prior to the consummation thereof and (ii) such party would retain at least a majority of the surviving or resulting entity’s (or its ultimate parent’s) board of directors).

        (e)     Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by a single party under this Section 8.2 shall be $185 million.

        (f)     Each of MGIC and Radian acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if MGIC or Radian, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the fee set forth in this Section 8.2, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if MGIC or Radian, as the case may be, fails to pay the amounts payable in this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made.

        8.3    Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of MGIC and Radian; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of MGIC or Radian, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of Radian Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.4    Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective stockholders of MGIC or Radian, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Radian Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. New York City time on a date and at a place to be specified by the parties, which shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that can only be satisfied at closing, but subject to the satisfaction thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

        9.2    Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

        9.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement, all filing and other fees paid to the SEC in connection with the Merger, any filing fee required under the HSR Act in connection with the Merger shall be borne equally by MGIC and Radian.

        9.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)     if to MGIC, to:

MGIC Investment Corporation 270 E. Kilbourn Ave. Milwaukee, WI 53202 Attention: Chief Financial Officer Telecopier: (414) 347-6382

and

Attention: General Counsel Telecopier: (414) 347-6959

With a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Benjamin F. Garmer, III Patrick G. Quick Facsimile: (414) 297-4900

and

        (b)     if to Radian, to:

Radian Group Inc. 1601 Market Street Philadelphia, PA 19103 Attention: General Counsel Telecopier: (215) 405-9160

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Adam D. Chinn Nicholas G. Demmo Facsimile: (212) 403-2000

        9.5    Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For all purposes hereof, documents shall have been deemed to have been made available to a party to the extent such documents are publicly available on the EDGAR system of the SEC. The Radian Disclosure Schedule and the MGIC Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. To the extent either of such Schedules contain language expressing agreements of the parties, such agreements shall be deemed to be enforceable to the same extent as if they were set forth in Article VI of this Agreement.

        9.6    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        9.7    Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.8    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles, except as specifically provided herein and except to the extent the provisions of this Agreement (including documents and or instruments referred to herein) are expressly governed by or derive their authority from the provisions of the WBCL.

        9.9    Publicity. Except as otherwise required by applicable law or the rules of the NYSE, neither MGIC nor Radian shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of Radian, in the case of a proposed announcement or statement by MGIC, or MGIC, in the case of a proposed announcement or statement by Radian, which consent shall not be unreasonably withheld.

        9.10    Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except (a) as otherwise specifically provided in Section 6.7, and (b) for the rights of MGIC and Radian, on behalf of their respective stockholders, to pursue damages pursuant Section 8.2(a)(ii) hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

        9.11    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the Merger was not consummated and the Radian stockholders and holders of options to acquire Radian Common Stock did not receive the aggregate Merger Consideration in accordance with the terms but subject to the conditions of this Agreement) and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

[Signature Page Follows]

        IN WITNESS WHEREOF, MGIC Investment Corporation and Radian Group Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RADIAN GROUP INC.
By: /s/ S.A. Ibrahim
Name: S.A. Ibrahim
Title:
MGIC INVESTMENT CORPORATION
By: /s/ Curt S. Culver
Name: Curt S. Culver
Title: CEO

[Signature Page to Agreement and Plan of Merger]

Exhibit A

        The Bylaws of MGIC shall be amended prior to the Effective Time, effective as of the Effective Time, to (i) change the name of Article I to “Offices and Name” and insert an additional four sentences as the last four sentences of Section 1.01 of Article I, (ii) insert a new Section 3.01 of Article III, which shall fully replace and supersede Section 3.01 of Article III in effect as of immediately prior to the effectiveness of such amendment, (iii) insert a new Section 3.12(c) to Section 3.12 of Article III, and (iv) make such other conforming changes to the Bylaws of MGIC as may be required to effectuate such modified or new provisions, as follows:

Section 1.01 (new last four sentences):

Notwithstanding the foregoing, unless 75% of the full Board of Directors shall otherwise determine, the location of the headquarters and principal office of the Corporation and the mortgage insurance line of business shall be Milwaukee, Wisconsin. Unless 75% of the full Board of Directors shall otherwise determine, the name of the Corporation shall be “MGIC Radian Financial Group Inc.” The provisions of the last four sentences of this Section 1.01 may be modified, amended or repealed, and any bylaw provision inconsistent with such provisions may be adopted, only if 75% of the full Board of Directors so determines. In the event of any inconsistency between any provision of the last four sentences of this Section 1.01 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of the last four sentences of this Section 1.01 shall control.

Section 3.01. CEO Position and Succession; Board Composition.

(a) All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, the Board of Directors.

(b) The Board of Directors of the Corporation has resolved that, effective as of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of February 6, 2007, by and between Radian Group Inc. and the Corporation (the “Merger Agreement”)), Curt Culver shall continue to serve as Chairman of the Board of Directors and Chief Executive Officer of the Corporation and Sanford A. Ibrahim shall become President and Chief Operating Officer of the Corporation. The Board of Directors of the Corporation has further resolved that (i) Mr. Ibrahim shall be the successor to Mr. Culver as Chief Executive Officer of the Corporation, with such succession to become effective on [the date of the Corporation’s 2009 annual shareholders meeting (to be held on May 7, 2009)](1) or any such earlier date as of which Mr. Culver ceases for any reason to serve in the position of Chief Executive Officer of the Corporation (the “CEO Succession Date”), and (ii) Mr. Ibrahim shall be the successor to Mr. Culver as Chairman of the Board of Directors of the Corporation, with such succession to become effective on the date of the Corporation’s 2010 annual shareholders meeting (to be held in May 2010) or any such earlier date as of which Mr. Culver ceases for any reason to serve in the position of Chairman of the Board of Directors of the Corporation (the “Chairman Succession Date”), at which time Mr. Culver shall resign from the Board of Directors.

(1)     Bracketed language to be changed to “September 1, 2009” if the Effective Time occurs after July 1, 2007.

(c)(i) Except as provided below in clause (c)(ii), effective as of the Effective Time, the Board of Directors of the Corporation shall be comprised of six (6) Continuing Radian Directors, including Mr. Ibrahim and Herbert Wender, and six (6) Continuing MGIC Directors, including Mr. Culver and Kenneth Jastrow, divided into three equal classes and designated as Class I (with a term expiring at the 2010 annual shareholders meeting), Class II (with a term expiring at the 2008 annual shareholders meeting) and Class III (with a term expiring at the 2009 annual shareholders meeting), respectively, with (w) Messrs. Ibrahim and Jastrow serving in Class II, (x) Mr. Culver serving in Class III, (y) Mr. Wender serving in Class I, and (z) the remaining Continuing Radian Directors and Continuing MGIC Directors evenly distributed among such classes. From and after the Effective Time through the date of the Corporation’s 2010 annual shareholders meeting: (i) except as provided in clause (c)(ii) below, the number of directors that comprises the full Board of Directors of the Corporation shall be twelve (12), including six (6) Continuing Radian Directors and six (6) Continuing MGIC Directors; (ii) except as provided in clause (c)(ii) below, the directors shall remain divided into three equal classes; and (iii) all vacancies on the Board of Directors created by the cessation of service of a Continuing MGIC Director shall be filled by a nominee selected by a majority of the Continuing MGIC Directors and all vacancies on the Board created by the cessation of service of a Continuing Radian Director shall be filled by a nominee selected by a majority of the Continuing Radian Directors. From and after the Effective Time, Mr. Wender shall be nominated by the Corporation’s Board of Directors to stand for election such that, assuming his election by the shareholders, he continues to serve as a Continuing Radian Director through the fifth (5th) anniversary of the Effective Time (and, for the avoidance of doubt, no Corporation or Board age- or tenure-related retirement policies or provisions shall be deemed to prevent such continued Board service by Mr. Wender through the fifth (5th) anniversary of the Effective Time)). At the fifth (5th) anniversary of the Effective Time, Mr. Wender shall resign from the Board of Directors. For purposes of this Section 3.01, the term “Continuing MGIC Director” means (A) any person serving as a Director of MGIC on the date of the Merger Agreement who continues as a Director of MGIC at the Effective Time and (B) any person who becomes a Director of MGIC and who is designated as such by the Continuing MGIC Directors as defined in clause (A) (or their successors pursuant to this clause (B)) prior to his or her election or appointment to the Board of Directors by a majority of such directors; and the term “Continuing Radian Director” means (1) any person serving as a Director of Radian on the date of the Merger Agreement who becomes a Director of MGIC at the Effective Time and (2) any person who becomes a Director of MGIC and who is designated as such by the Continuing Radian Directors as defined in clause (1) (or their successors pursuant to this clause (2)) prior to his or her election or appointment to the Board of Directors by a majority of such directors.

(c)(ii) As of the Effective Time, there shall be only five (5) Continuing Radian Directors on the Board of Directors of the Corporation until an additional director selected by the Continuing Radian Directors is elected by the Corporation’s shareholders. As promptly as practicable following the Closing Date (and in any event within ten business days of the Closing Date), the Corporation shall file with the SEC and furnish to its shareholders a proxy statement, and call and hold a special meeting of its shareholders with a record date that is the first business day following the Effective Time, for the sole purpose of voting upon and electing a sixth (6th) Continuing Radian Director as contemplated by clause (c)(i), and shall use its reasonable best efforts in connection therewith. In the event that the sixth Continuing Radian Director is not elected at that meeting or any postponement of such meeting, the right to select such director shall continue and the Board of Directors shall take such action as it may reasonably determine acting in good faith to effect the Board of Directors composition contemplated by clause (c)(i) above, and among other things the Continuing Radian Directors shall have the right to nominate an additional Continuing Radian director at the Corporation’s 2008 annual meeting. The date when the sixth Continuing Radian Director is elected, whether occuring at the special meeting or at a later time, shall be the “Equalization Date.”

(c)(iii) From and after the Effective Time until the date of the Corporation’s 2009 annual shareholders meeting, Mr. Wender shall be designated as the “lead” director of the Corporation Board of Directors.

(d) (i) The removal of Mr. Ibrahim from, or the failure to appoint or re-elect Mr. Ibrahim to, any of the positions specifically provided for in this Section 3.01 and in the employment agreement between the Corporation and Mr. Ibrahim (the “Employment Agreement”), including as Chief Executive Officer and Chairman of the Board, and any amendment to or termination by the Corporation of the Employment Agreement, prior to the later of the CEO Succession Date and the Chairman Succession Date, (ii) any determination not to appoint, or any failure to appoint, Mr. Ibrahim Chief Executive Officer of the Corporation on the CEO Succession Date and/or Chairman of the Board of Directors on the Chairman Succession Date, (iii) the removal of Mr. Culver from, or the failure to appoint or re-elect Mr. Culver to, the position of Chief Executive Officer of the Corporation prior to the CEO Succession Date and/or the position of Chairman of the Board prior to the Chairman Succession Date and (iv) any determination to terminate or not to nominate Mr. Culver, Mr. Ibrahim and/or Mr. Wender as a Director of the Corporation as contemplated by this Section 3.01, shall each require the affirmative vote of at least eight of the ten (or, prior to the Board Equalization Date, nine) non-employee members of the Board of Directors designated as the Continuing Radian Directors and Continuing MGIC Directors (in the case of any action or failure to act with respect to Messrs. Ibrahim and Wender, including at least three non-employee Continuing Radian Directors and, in the case of any action or failure to act with respect to Mr. Culver, including at least three non-employee Continuing MGIC Directors).

(e) The provisions of this Section 3.01, and the provisions of Section 3.12(c), may be modified, amended or repealed, and any bylaw provision inconsistent with the provisions of this Section 3.01 or with the provisions of Section 3.12(c) may be adopted, only by an affirmative vote of eight of the ten (or, prior to the Board Equalization Date, nine) non-employee members of the Board of Directors designated as the Continuing Radian Directors and Continuing MGIC Directors (including at least three non-employee Continuing Radian Directors and three non-employee Continuing MGIC Directors). In the event of any inconsistency between any provision of this Section 3.01 or of Section 3.12(c) and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Section 3.01 or of Section 3.12(c), as the case may be, shall control.

Section 3.12(c):

(c) From and after the Effective Time through the date of the Corporation’s 2010 annual shareholders meeting, each of the committees of the Board of Directors of MGIC shall be comprised of an equal number of MGIC Directors and Radian Directors and the chairpersons of such committees shall be drawn as nearly equally as possible from the MGIC Directors and the Radian Directors. From and after the Effective Time until the Equalization Date, the Board shall have an Executive Committee consisting of Messrs. Culver, Ibrahim, Jastrow and Wender (with any vacancy created by the loss of Messrs. Culver or Jastrow filled by the affirmative majority vote of the Continuing MGIC Directors and any vacancy created by the loss of Messrs. Ibrahim or Wender filled by the affirmative vote of a majority of the Continuing Radian Directors), which Executive Committee shall be formed and shall have a charter providing, together with such other matters as the parties may mutually agree, that such Committee shall approve (by majority vote of the entire such Committee) all non-ordinary course business to be brought before the full Board of Directors (other than such business as may be proposed by the Corporation’s committees responsible for discharging the duties imposed by the rules of the NYSE on audit, compensation and corporate governance/nominating committees).

Exhibit B

Form of Affiliate Letter

MGIC Investment Corporation
MGIC Plaza
250 East Kilbourn Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

        I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Radian Group Inc., a Delaware corporation (“Radian”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of February 6, 2007 (the “Merger Agreement”), by and between Radian, and MGIC Investment Corporation, a Wisconsin corporation (“MGIC”), Radian shall be merged with and into MGIC (the “Merger”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

        I represent, warrant and covenant to MGIC that in the event I receive any MGIC Common Stock as a result of the Merger:

        (a)     The MGIC Common Stock to be received by me as a result of the Merger will be taken for my own account, and not for others, directly or indirectly, in whole or part, and I shall not make any sale, transfer or other disposition of MGIC Common Stock in violation of the Act or the Rules and Regulations.

        (b)     I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of MGIC Common Stock to the extent I believed necessary with my counsel or counsel for Radian.

        (c)     I have been advised that the issuance of MGIC Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the stockholders of Radian I may be deemed to have been an affiliate of Radian and the distribution by me of MGIC Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of MGIC Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to MGIC, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        (d)     I understand that MGIC is under no obligation to register the sale, transfer or other disposition of MGIC Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        (e)     I also understand that stop transfer instructions will be given to MGIC’s transfer agents with respect to MGIC Common Stock and that there will be placed on the certificates for MGIC Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

        (f)     I also understand that unless the transfer by me of my MGIC Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, MGIC reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

        It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to MGIC’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to MGIC (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to MGIC, or other evidence reasonably satisfactory to MGIC, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) evidence or representations reasonably satisfactory to MGIC that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

        I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

        By its acceptance hereof, MGIC agrees, for a period of two years after the Effective Time that it, as the Surviving Corporation, will use commercially reasonable efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Exchange Act, so that the public information provisions of Rule 144(c) under the Securities Act are satisfied and the resale provisions of Rules 145(d)(1) and (2) under the Securities Act are therefore available to the undersigned in the event the undersigned desires to transfer any MGIC Common Stock issued to the undersigned in the Merger.

        It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

        Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Radian as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,
By: _________________________
Name:

Accepted this [___] day of
[__________], 2007

MGIC Investment Corporation

By:  ________________________
        Name:
        Title: